                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           COMPUSERVE CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                            COMPUSERVE CORPORATION
-------------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

    (5) Total fee paid:

------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

-------------------------------------------------------------------------------

    (3) Filing party:

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    (4) Date filed:

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

                             COMPUSERVE CORPORATION
                        5000 ARLINGTON CENTRE BOULEVARD
                              COLUMBUS, OHIO 43220

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 21, 1997

     The annual meeting of stockholders of CompuServe Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters, 5000 Arlington Centre Boulevard, Columbus, Ohio 43220, at 9:00 a.m., Columbus time, on Friday, March 21, 1997. The meeting will be held for the purpose of considering and acting upon the following:

          1. The election of two Class I directors to serve until the third succeeding annual meeting of stockholders;

          2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending April 30, 1997; and

          3. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 11, 1997 as the record date for determining stockholders of the Company entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          STEPHEN M. HEATON
                                          Secretary

Columbus, Ohio
February 27, 1997

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

                             COMPUSERVE CORPORATION
                        5000 ARLINGTON CENTRE BOULEVARD
                              COLUMBUS, OHIO 43220

                                PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of CompuServe Corporation ("CompuServe" or the "Company"), 5000 Arlington Centre Boulevard, Columbus, Ohio 43220, for use at the annual meeting of stockholders (the "Meeting") to be held at 9:00 a.m., Columbus time, on Friday, March 21, 1997, and at any adjournments of that meeting, for the purposes set forth in the foregoing notice.

     A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person. Subject to such revocation or suspension, shares represented by properly executed proxies received by the Board of Directors will be counted at the Meeting and will be voted in accordance with the stockholder's directions. If the form of proxy is signed and returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted in accordance with the recommendations of the Board of Directors.

VOTING PROCEDURES

     All matters being voted on at the Meeting, including the election of directors, will be decided by the holders of a majority of the shares present or represented by proxy at the Meeting and entitled to vote on the matter. Stockholders do not have cumulative voting rights with respect to the election of directors. For purposes of determining the number of shares present in person or represented by proxy at the Meeting, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy.

     H&R Block, Inc. ("H&R Block") is the beneficial owner of approximately 80.1% of the outstanding shares of Common Stock of the Company. As a result, H&R Block has the ability to approve all corporate actions requiring stockholder approval, including the election of the two directors being voted upon at the Meeting. H&R Block has indicated that it will vote its shares in accordance with the recommendations of the Board of Directors.

OUTSTANDING VOTING SECURITIES AND DATE OF MAILING

     At the close of business on February 11, 1997, there were 92,600,000 outstanding shares of common stock, par value $0.01 per share (the "Common Stock").

     This proxy statement and accompanying form of proxy, the Company's Annual Report to Stockholders for the fiscal year ended April 30, 1996 and the Company's Quarterly Report on Form 10-Q for the six months ended October 31, 1996 are first being sent to stockholders on or about February 28, 1997.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON FORM OF PROXY)

     The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be not less than two nor more than 15, and empower the Company's Board of Directors to fix the exact number of directors and to fill any vacancies on the Board of Directors. The Company's Board of Directors has set the number of directors at six. As a result of the resignation in February 1997 of Robert J. Massey as the Company's President and Chief Executive Officer and a director of the Company, there is currently, and there will be following the Meeting, a vacancy on the Company's Board of Directors. The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. The term of the Class I directors will expire at the Meeting, the term of the Class II directors will expire at the next annual meeting of stockholders and the term of the Class III directors will expire at the second succeeding annual meeting of stockholders. Directors elected at an annual meeting of stockholders to succeed those whose terms expire shall be identified as being of the same class as those directors they succeed and shall be elected for a term to expire at the third annual meeting of stockholders after their election.

     Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the Company's Bylaws.

     At the Meeting, two Class I directors will be elected to hold office until the third succeeding annual meeting of stockholders or until their successors are elected and shall have qualified. Frank L. Salizzoni and Morton I. Sosland have been nominated for election as Class I directors of the Company. Both directors currently are serving as Class I directors of the Company. The shares voted by the proxies will be voted for the election of Messrs. Salizzoni and Sosland unless authority to do so is withheld as provided in the form of proxy. The nominees have consented to serve if elected and the Board of Directors has no reason to believe that the nominees will be unable to accept the office of director, but if such contingency should arise, it is the intention of the proxies to vote for such person or persons as the Board of Directors may recommend.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

     Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Meeting is set forth below.

CLASS I DIRECTORS

     Frank L. Salizzoni, age 58, has been a director of the Company since June 1996 and has served as the Chairman of the Board of the Company since October 1996 and acting chief executive officer since February 1997. Mr. Salizzoni has served as President and Chief Executive Officer of H&R Block since June 1996. He served as President and Chief Operating Officer of USAir, Inc. from March 1994 until April 1996. From November 1990 to March 1994, he served as Executive Vice President -- Finance of USAir, Inc. Mr. Salizzoni is a director of H&R Block, Orbital Sciences Corporation and SKF USA Inc.

     Morton I. Sosland, age 71, has been a director of the Company since February 1996. Mr. Sosland has served as Chairman of Sosland Companies, Inc. since January 1993. He served as President of such firm from

July 1968 through December 1992. He has also served as Chairman of Sosland Publishing Company since 1984. He was President of such company from July 1968 to December 1992. Mr. Sosland is a director of H&R Block and Kansas City Southern Industries, Inc.

CLASS II DIRECTORS

     Henry F. Frigon, age 62, has served as a director of the Company since February 1996. Mr. Frigon served as interim Chairman of the Board of the Company from June 1996 to October 1996. He served as Executive Vice
President -- Corporate Development & Strategy and Chief Financial Officer of Hallmark Cards Incorporated (greeting cards) from January 1991 until his retirement in December 1994. He had previously served as President and Chief Executive Officer of BATUS Incorporated. Mr. Frigon is a director of Buckeye Cellulose Corporation, Dimon Incorporated, Group Technologies Corporation and H&R Block.

     Roger W. Hale, age 53, has served as a director of the Company since February 1996. Mr. Hale has served as Chairman, President and Chief Executive Officer of LG&E Energy Corp. (diversified energy services) since August 1990. He has also served as Chairman of the Board of Louisville Gas & Electric Company since February 1990 and Chief Executive Officer of such company since June 1989. Mr. Hale is a director of H&R Block and PNC Bank Corp. -- Kentucky.

CLASS III DIRECTORS

     Edward E. Lucente, age 57, has served as a director of the Company since October 1996. Mr. Lucente has served as President and CEO of Liant Software Corporation since 1995; as a marketing consultant from May 1994 to 1995; head of worldwide sales and marketing of Digital Equipment Corp. from March 1993 until April 1994; Executive Vice-President of Northern Telecom Limited from January 1992 until March 1993; Member of the Executive Office of Northern Telecom limited from February 1991 until March 1993; Senior Vice President of Marketing for Northern Telecom Limited from February 1991 until January 1992; Corporate Vice President of International Business Machines Corporations ("IBM") from 1981 until February 1991. Mr. Lucente is a director of Genicom Corporation and Information Resources Inc.

                DIRECTORS' MEETINGS, COMMITTEES AND COMPENSATION

     The Company was incorporated in February 1996 to hold all of the outstanding capital stock of CompuServe Incorporated (the "Operating Company"), which was founded in 1969. The Company completed an initial public offering of its Common Stock in April 1996. There was one meeting of the Company's Board of Directors held during the fiscal year ended April 30, 1996 (including regularly scheduled and special meetings). All incumbent directors attended all Board of Directors meetings and meetings held by all committees of the Board of Directors of which they were a member (or of such meetings during such directors' tenure on the Board of Directors).

     The standing committees of the Board of Directors include the Audit Committee and the Compensation Committee.

     The Audit Committee reviews the financial books and records of the Company in consultation with the Company's accounting staff and its independent auditors and reviews with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure. The Audit Committee is comprised of Messrs. Hale (Chairman), Frigon, Lucente and Sosland. The Audit Committee held no meetings during the fiscal year ended April 30, 1996.

     The Compensation Committee makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary of each of the executive officers of the Company, and awards to employees under the Company's employee benefit plans and reviews and approves compensation and benefit plans of the Company. See the Compensation Committee Report on Executive Compensation under "Compensation of Executive Officers," below. The Compensation Committee is comprised of Messrs. Frigon (Chairman), Hale, Lucente and Sosland. The Compensation Committee held one meeting during the fiscal year ended April 30, 1996.

     The Company's Board of Directors has not established a nominating committee to nominate directors. The Board of Directors will consider a stockholder's suggestion for candidates if mailed to: Secretary, CompuServe Corporation, 5000 Arlington Centre Boulevard, Columbus, Ohio 43220. Any such suggestion with respect to directors to be elected at the next annual meeting of stockholders must be received not later than July 1, 1997 and must comply with the Company's Bylaws.

     Directors of the Company receive quarterly cash fees of $6,000 for attendance at board meetings.

     On March 12, 1996, the Company adopted the CompuServe Corporation 1996 Outside Directors Plan (the "Directors Plan") which was approved by the Company's sole stockholder, H&R Block Group, Inc., in March 1996. Under the Directors Plan, on the date of each annual meeting of stockholders, each non-employee Director of the Company (an "Outside Director") is automatically granted an option to purchase 7,500 shares of Common Stock. Individuals who first become Outside Directors on other than an annual meeting date are eligible for an option award, subject to a pro rata reduction to reflect the period during which they were not an Outside Director. On the date of the Meeting, four directors will be eligible for awards under the Directors Plan.

     The exercise price of the shares subject to the option is the greater of the fair market value of a share of Common Stock on the date that the option is granted or par value. Options become exercisable on the day immediately preceding the next annual stockholders meeting and remain exercisable until the earlier of the ten-year anniversary of the grant date, or the first anniversary of the Outside Director's termination of service on the Board. If the Outside Director terminates service on the Board for reasons other than death or disability prior to the vesting date, such option is forfeited. All options become immediately exercisable in the event of the Outside Director's death or disability. Options are not transferable except as designated by the holder by will or the laws of descent and distribution. The option purchase price shall be payable in cash or in shares of Common Stock.

     The number of shares which may be awarded under the Directors Plan shall not exceed 90,000 shares. Shares issued under the Plan may be authorized and unissued shares or treasury shares. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the Directors Plan, the number or type of shares subject to outstanding options, and the exercise price thereof, shall be adjusted to reflect the transaction. The closing price with respect to the Company's Common Stock on February 27, 1997 was $10 1/4 per share.

     An Outside Director who is granted a stock option will not be subject to federal income tax at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of the option, the difference between the option price and the fair market value of the Common Stock on the date of exercise will be considered ordinary income to the Outside Director, and generally the Company will be entitled to a corresponding tax deduction.

     The following table sets forth the number of options to purchase shares of Common Stock which have been awarded under the Director's Plan.

                                                              SHARES UNDERLYING
                                                              OPTIONS GRANTED(1)
                                                              ------------------
Non-Executive Director Group (4 persons)....................        30,000

-------------------------
(1) The options reported in this column consist of nonqualified options to acquire Common Stock which were awarded to the Company's four Outside Directors at the time of the Company's initial public offering with an exercise price per share of $30.00. The options will become exercisable on the day preceding the Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file with the Securities and Exchange Commission (the "SEC") reports of holdings and transactions in the Company's Common Stock. Based on Company records and other information, the Company believes that all SEC filing requirements applicable to its directors and officers with respect to the Company's fiscal year ending April 30, 1996 were complied with on a timely basis.

                       INFORMATION REGARDING STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the name, address and share ownership of the persons or organizations known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company. Unless otherwise indicated, information concerning share ownership is as of January 7, 1997. The percentage of ownership is based upon the number of shares of the Company's Common Stock issued and outstanding as of January 7, 1997.

  NAME AND ADDRESS                                                  SHARES         PERCENT OF COMMON
OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED   STOCK OUTSTANDING
-------------------                                           ------------------   -----------------
H&R Block, Inc..............................................      74,200,000             80.1%
4400 Main Street
Kansas City, MO 64111

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

     OWNERSHIP OF COMPUSERVE COMMON STOCK

     The following tables set forth information, as of January 7, 1997, with respect to the beneficial ownership of shares of the Company's Common Stock by each of the persons listed in the Summary Compensation Table below under "COMPENSATION OF EXECUTIVE OFFICERS," each of the Company's directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the shares of Common Stock listed under the column "Shares Beneficially Owned." The shares of Common Stock owned by each of the individuals named below and by all directors and executive officers as a group constitute less than one percent of the outstanding shares of Common Stock.

                          NAME OF                                    SHARES
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED(1)
                      ----------------                        ---------------------
Dennis D. Matteucci.........................................             --
Lawrence A. Gyenes..........................................          1,000
Herbert J. Kahn.............................................            500
Robert J. Massey(2).........................................          3,100(3)
Steven P. Stanbrook(2)......................................          1,000
Alexander B. Trevor(2)......................................             --
Henry F. Frigon(4)..........................................          9,000(5)
Roger W. Hale...............................................            500(5)
Edward E. Lucente...........................................             --(5)
Frank L. Salizzoni..........................................          7,500(5)
Morton I. Sosland...........................................         15,000(5)
All directors and executive officers as a group (9
  persons)(6)...............................................         33,500(7)

-------------------------
(1) As of January 7, 1997. For purposes of this disclosure, the SEC has defined "beneficial ownership" to include securities over which the individual has sole or shared investment or voting power regardless of the economic incidents of ownership. The shares reported in the table include shares held by certain family members of the directors or in trusts or custodianships for such members (directly or through nominees) and shares which the specified person has the right to purchase within 60 days pursuant to options granted in connection with the Company's stock option plans.

(2) Mr. Massey resigned as the Company's President and Chief Executive Officer and a director of the Company in February 1996, Mr. Stanbrook resigned as President, CompuServe Europe in October 1996 and Mr. Trevor resigned as Executive Vice President and Chief Technical Officer in June 1996.

(3) Includes 600 shares held jointly with Mr. Massey's daughter.

(4) Includes 3,000 shares held with sole voting and investment power and 6,000 shares held with shared voting and investment power.

(5) Does not include 7,500 shares which the reporting person will have the right to acquire beginning on the date prior to the Meeting.

(6) Includes 30,000 shares held with sole voting and investment power and 6,000 shares held with shared voting and investment power.

(7) Does not include 37,500 shares which the directors of the Company will have the right to acquire beginning on the date prior to the Meeting.

     OWNERSHIP OF H&R BLOCK COMMON STOCK

     The following table sets forth the beneficial ownership of H&R Block's common stock of those executive officers of the Company listed in the Summary Compensation Table, below, under "COMPENSATION OF EXECUTIVE OFFICERS," who are not directors of the Company, all directors and all directors and executive officers of the Company as a group as of January 7, 1997.

                                                                     SOLE VOTING          SHARED VOTING
                NAME OF                          SHARES                  AND                 AND/OR
            BENEFICIAL OWNER              BENEFICIALLY OWNED(1)    INVESTMENT POWER    INVESTMENT POWER(1)
            ----------------              ---------------------    ----------------    -------------------
Dennis D. Matteucci.....................             260                    --                   260
Lawrence A. Gyenes......................           1,000                 1,000                    --
Herbert J. Kahn.........................          10,466(2)             10,466(2)                 --
Robert J. Massey........................          35,666(2)             35,666(2)                 --
Steven P. Stanbrook.....................              --                    --                    --
Alexander B. Trevor.....................          20,791(2)             20,791(2)                 --
Henry F. Frigon.........................          11,999(2)              3,999(2)              8,000
Roger W. Hale...........................          11,161(2)             11,161(2)                 --
Edward E. Lucente.......................              --                    --                    --
Frank L. Salizzoni......................          23,999(2)             23,999(1)                 --
Morton I. Sosland.......................         280,397(2)             95,809(2)            184,588
All directors and executive officers as
  a group (9 persons)...................         345,649               152,801               192,848

-------------------------
(1) As of January 7, 1997. For purposes of this disclosure, the SEC has defined "beneficial ownership" to include securities over which the individual has sole or shared investment or voting power regardless of the economic incidents of ownership. The shares reported in the table include shares held by certain family members of the directors or in trusts or custodianships for such members (directly or through nominees). The reported shares also include 8,000 shares held by a charitable foundation of which Mr. Frigon is a director, 2,000 shares held by a charitable foundation of which Mr. Salizzoni is an officer, 9,000 shares held by a charitable foundation of which Mr. Sosland is an officer and a director and 104,592 shares held by a corporation of which Mr. Sosland is an officer and a director. The respective directors have disclaimed any beneficial ownership of those shares held by or for their family members, Mr. Frigon has disclaimed any beneficial ownership of those shares held in the name of the charitable foundation of which he is a director, Mr. Salizzoni has disclaimed any beneficial ownership of those shares held in the name of the charitable foundation of which he is an officer and Mr. Sosland has disclaimed any beneficial ownership of those shares held by said corporation or in the name of the charitable foundation of which he is an officer and director.

(2) Includes shares which the specified person has the right to purchase within 60 days pursuant to options granted in connection with H&R Block's stock option plans, as follows: Mr. Massey -- 35,666; Mr. Kahn -- 10,166; Mr. Trevor -- 15,999; Mr. Frigon -- 3,999; Mr. Hale -- 9,999; Mr. Salizzoni -- 17,999; and Mr. Sosland -- 17,999.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth for the year ended April 30, 1996, and the previous fiscal year, the annual, long-term and other compensation paid to the Company's Chief Executive Officer serving as such at the end of such year, to each of the five highest paid executive officers of the Company (other than the Chief Executive Officer) who was serving as an executive officer of the Company at the end of such year, and to the former Chief Executive Officer of the Company who resigned during such year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                                                           AWARDS
                                                                        ------------
                                                  ANNUAL COMPENSATION    SECURITIES
                                         FISCAL   -------------------    UNDERLYING       ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR     SALARY     BONUS     OPTIONS (#)    COMPENSATION(1)
      ---------------------------        ------    ------     -----     -----------    ---------------
Dennis D. Matteucci(2).................   1996    $ 11,539   $ 37,383     100,000          $   --
  President, Online Services

Lawrence A. Gyenes(3)..................   1996       9,615     50,000     100,000              --
  Executive Vice President and Chief
  Financial Officer

Herbert J, Kahn........................   1996     187,598     40,420     185,000          53,598
  Executive Vice President,                                                40,000(4)
  Administration                          1995     165,673     94,160      65,000(4)       51,221

Robert J. Massey(5)....................   1996     263,402     42,340     399,000          $  783
  Former President and Chief Executive                                     90,000(4)
  Officer                                 1995     197,358    188,474     135,000(4)           --

Steven P. Stanbrook(6).................   1996      28,346         --     100,000              --
  Former President, CompuServe Europe

Alexander B. Trevor(7).................   1996     210,000     33,670     206,000             807
  Former Executive Vice President and                                      10,000(4)
  Chief Technology Officer                1995     203,462    182,974      35,000(4)        4,724

Maurice A. Cox.........................   1996      46,154         --          --              --
  Former President and Chief              1995     282,692    338,297     215,000(4)       66,834
  Executive Officer of the Operating
  Company

-------------------------
(1) Includes the economic value of death benefits provided under H&R Block's Executive Survivor Plan, the dollar value of "above market" amounts earned on deferred compensation under H&R Block's Deferred Compensation Plan, and/or Company matching contributions under such Plan.

(2) Mr. Matteucci was hired by the Company in April 1996. Mr. Matteucci's annual base salary is $300,000.

(3) Mr. Gyenes was hired by the Company in April 1996. Mr. Gyenes's annual base salary is $250,000.

(4) Represents options to acquire H&R Block common stock granted pursuant to H&R Block's 1993 Long-Term Executive Compensation Plan.

(5) Mr. Massey was promoted to President and Chief Executive Officer of the Company in June 1995 and resigned in February 1997.

(6) Mr. Stanbrook was hired by the Company in March 1996 and resigned in November 1996. Mr. Stanbrook's annual base salary was $275,000.

(7) Mr. Trevor resigned from the Company in June 1996.

STOCK OPTION GRANT TABLE

     The following table summarizes options to purchase the Company's Common Stock granted during the fiscal year ended April 30, 1996 to the Named Executive Officers. The amounts shown as potential realizable values on the options identified in the table are based on assumed annualized rates of appreciation in the price of the Common Stock underlying the options of five percent and ten percent over the term of the options, as set forth in the rules of the SEC. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock underlying the options. There can be no assurance that the potential realizable values reflected in this table will be achieved. No stock appreciation rights of the Company were granted during the Company's 1996 fiscal year.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL RATES
                                SHARES                                             OF STOCK APPRECIATION
                              UNDERLYING         %      EXERCISE                      FOR OPTION TERM
                               OPTIONS         TOTAL    OR BASE    EXPIRATION   ---------------------------
                               GRANTED        GRANTED    PRICE        DATE           5%            10%
                              ----------      -------   --------   ----------        --            ---
Dennis D. Matteucci.........   100,000         9.48%     $30.00    4/24/2006     $ 1,887,000    $ 4,781,000
Lawrence A. Gyenes..........   100,000         9.48%     $30.00    4/24/2006     $ 1,887,000    $ 4,781,000
Herbert J. Kahn.............    80,000(1)      7.58%     $30.00    4/24/2006     $ 1,509,600    $ 3,824,800
                               108,500(2)     10.04%     $30.00    4/24/2006     $ 2,047,395    $ 5,187,385
                                40,000(3)      1.13%     $41.00    6/30/2005     $ 1,031,200    $ 2,613,600
Robert J. Massey............   150,000(1)     14.37%     $30.00    4/24/2006     $ 2,830,500    $ 7,171,500
                               249,000(2)     23.86%     $30.00    6/30/2005     $ 4,698,630    $11,904,690
                                90,000(3)      2.54%     $41.00    6/30/2005     $ 2,320,200    $ 5,880,000
Steven P. Stanbrook.........   100,000         7.03%     $30.00    4/24/2006     $ 1,887,000    $ 4,781,000
Alexander B. Trevor.........    55,000(1)      5.21%     $30.00    4/24/2006     $ 1,037,850    $ 2,629,550
                               151,000(2)     14.47%     $30.00    4/24/2006     $ 2,849,370    $ 7,219,310
                                10,000(3)         (4)    $41.00    6/30/2005     $   257,800    $   653,400
All current executive
  officers as a group(4)....   150,000(1)     14.37%     $30.00    4/24/2006     $ 2,830,500    $ 7,171,500
                               173,834(2)     16.66%     $30.00    6/30/2005     $ 3,280,248    $ 8,311,004
All employees, including all
  current officers who are
  not executive officers, as
  a group(5)................   554,900        52.60%     $30.00    4/24/2006     $10,470,963    $26,529,769
                               620,648        59.48%     $30.00    6/30/2005     $11,711,628    $29,673,181

-------------------------
(1) Represents options to purchase shares of CompuServe Common Stock awarded by the CompuServe Compensation Committee as of the completion of the initial public offering. Such options vest ratably over a three-year period commencing on the second anniversary of the grant date and shall automatically be cancelled if H&R Block does not distribute its ownership interest in the Company to its stockholders within 12 months (extended on January 15, 1997 by the Company's Board of Directors to 18 months) of the completion of the initial public offering.

(2) Represents nonqualified options to purchase shares of CompuServe Common Stock awarded by the CompuServe Compensation Committee in respect of options to purchase shares of H&R Block common stock ("Block Options"). Each employee of the Company and its subsidiaries who held outstanding Block Options prior to the initial public offering of the Company's Common Stock was awarded an option under the Incentive Plan to purchase a number of shares of the Company's Common Stock equal to the number of shares subject to the outstanding Block Options. Such options vest ratably over a three-year period commencing on the second anniversary of the grant date and shall automatically be cancelled if H&R Block does not distribute its ownership interest in the Company to its stockholders within 12 months (extended on January 15, 1997 by the Company's Board of Directors to 18 months) of the completion of the initial public offering.

(3) Represents options to acquire H&R Block common stock granted pursuant to H&R Block's 1993 Long-Term Executive Compensation Plan. "% Total Granted" is based upon the total number of options to acquire H&R Block common stock granted by H&R Block.

(4) Represents less than one percent of the total number of options to acquire H&R Block common stock granted by H&R Block.

OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table presents the number and value of unexercised options to acquire shares of the Company's Common Stock as of April 30, 1996 for the Named Executive Officers. No options to acquire the Company's Common Stock were exercised by the Named Executive Officers during the year ended April 30, 1996.

FISCAL YEAR END OPTION VALUES

                                                                                     VALUE OF
                                                                 NUMBER OF         UNEXERCISED
                                                                UNEXERCISED        IN-THE-MONEY
                                                                 OPTIONS AT         OPTIONS AT
                                                                 FY-END(3)          FY-END(3)
                                                               EXERCISABLE(E)     EXERCISABLE(E)
                                                              UNEXERCISABLE(U)   UNEXERCISABLE(U)
                                                              ----------------   ----------------
Dennis D. Matteucci.........................................            0E              --E
                                                                  100,000U               0U
Lawrence A. Gyenes..........................................            0E              --E
                                                                  100,000U               0U
Herbert J. Kahn.............................................            0E              --E
                                                                  188,500U               0U
Robert J. Massey............................................            0E             $--E
                                                                  399,000U               0U
Steven P. Stanbrook.........................................            0E              --E
                                                                  100,000U               0U
Alexander B. Trevor.........................................            0E              --E
                                                                  206,000U               0U

CHANGE IN CONTROL ARRANGEMENTS

     In connection with Robert J. Massey's resignation in February 1997 as the Company's President and Chief Executive Officer and a director of the Company, the Company and Mr. Massey entered into an agreement pursuant to which Mr. Massey is to be paid over a one-year period severance pay in the amount of $550,000 (equal to twice Mr. Massey's then current annual base pay). Mr. Massey is also entitled to continuation of certain medical benefits through August 31, 1997. In the event of the occurrence of a "change in control" of the Company prior to August 17, 1997 or the execution prior to such date of a definitive agreement, binding letter of intent or binding letter in principle regarding a "change of control" of the Company, subject to certain exceptions, Mr. Massey will become entitled to a bonus equal to $600,000 and, under certain circumstances, an additional $137,500. Mr. Massey has three months after February 17, 1997 to exercise any outstanding options to acquire H&R Block common stock then exercisable. All options to acquire shares of Common Stock of the Company will expire unexercised. Pursuant to the agreement, Mr. Massey has agreed not to engage in any activity in the United States or Europe for a period of 12 months following the date of the agreement that would compete with the Company's online interactive information services, Internet access services or network services.

     In connection with Alexander B. Trevor's resignation in June 1996 as the Company's Executive Vice President and Chief Technology Officer, the Company and Mr. Trevor entered into an agreement pursuant to which, among other things, Mr. Trevor became entitled to 24 weeks of severance pay and certain earned incentive compensation. In addition, Mr. Trevor became entitled to 20 weeks of additional base pay.

     The Company has adopted a plan which could apply as a result of a "change of control" of the Company. The following are the material terms of such plan. In the event of the termination of an employee in connection with a "change of control" of the Company, such employee would be entitled to either (i) two times annual base salary and target bonus for executive vice presidents and above,
(ii) one times annual base salary and target bonus for vice presidents and director level employees and (iii) two weeks base salary for each year of service (with a minimum of three months and a maximum of six months base salary) for all other employees. Such severance will be paid to an employee terminated
(i) without "cause" within two years of a "change of control" or who resigns with "good reason" or (ii) without "cause" during a "potential change of control" and a "change of control" in fact occurs within three months after such person's termination date. In addition, options awarded under the Company's 1996 Long-Term Incentive Plan would immediately vest upon a "change of control." The Company's Board of Directors may revoke or materially modify these severance benefits on 180 days' notice. A "change of control" includes, but is not limited to, (i) the acquisition by any person of more than 25% of the voting power of the Company's Common Stock, (ii) stockholder approval of a merger involving the Company unless more than 50% of the successor is owned by the prior owners of the Company, (iii) a majority of the Company's board of directors are not nominated by the incumbent board or (iv) if the Company ceases to own its all or substantially all of its online division or network division.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation information with respect to the Named Executive Officers for 1996 reflects compensation earned in part while the Company was a wholly owned subsidiary of H&R Block. Until April 1996, the Company had no compensation committee. Executive compensation levels during 1996 were established by the Company's Chief Executive Officer, except that the compensation level of the Chief Executive Officer was established by the Compensation Committee and the Chief Executive Officer of H&R Block.

PERFORMANCE GRAPH

     The graph below provides an indicator of cumulative total shareowner returns ("Total Return") for the Company as compared with the cumulative returns of the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies), the CRSP Total Return Index for Nasdaq Computer and Data Processing Services Stocks and a peer group consisting of America Online, Inc. and Netcom On Line Communication Services, Inc. (the "Peer Group").

     This graph covers the period of time beginning April 19, 1996 when the Company's Common Stock was first traded through December 31, 1996. The Company's fiscal year end is April 30. The stock price performance on the graph below is not necessarily indicative of future price performance.

                          TOTAL RETURN TO STOCKHOLDERS

                                             COMPUSERVE     NASDAQ MARKET
MEASUREMENT PERIOD                          CORPORATION             INDEX        C&DP INDEX        PEER GROUP
4/19/96                                          100.00            100.00            100.00            100.00
4/30/96                                           86.36            104.66            105.89            108.18
5/31/96                                           75.00            109.47            109.39             96.00
6/28/96                                           64.02            104.53            105.39             74.45
7/31/96                                           36.36             95.22             94.38             51.89
8/31/96                                           36.74            100.56             96.91             51.65
9/30/96                                           40.91            108.25            107.49             59.44
10/31/96                                          28.22            107.07            105.61             45.86
11/29/96                                          31.82            113.70            113.23             59.09
12/31/96                                          29.92            113.57            113.84             55.09

                                   [GRAPH]
- CompuServe Corporation
- NASDAQ Market Index
- C & DP Index
- Peer Group
-------------------------
(1) Assumes $100 invested on April 19, 1996 in (i) CompuServe Common Stock, (ii) the Nasdaq National Market, (iii) the Nasdaq Computer and Data Processing Index and (iv) the Peer Group.

(2) Total return assumes reinvestment of dividends.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     COMPENSATION PHILOSOPHY

     The Company's compensation philosophy is incentive oriented, particularly for executive officers. The incentive portion of the executive compensation program is designed to be closely linked to Company performance and returns to shareholders. Accordingly, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to motivate the CEO and the executive officers to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans, and finally, to provide a compensation package that recognizes individual contributions, as well as overall business results.

     The Compensation Committee receives the recommendations of the CEO for the compensation to be paid the executive officers, including the Named Executive Officers, and after due deliberation determines the compensation of such executive officers and the CEO. This process is designed to ensure consistency throughout the executive compensation program.

     The Committee believes that CompuServe's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Thus, for compensation comparison purposes, the comparable companies and industry data used are not the same as the peer group index set forth and used in the performance graph included elsewhere in this Proxy Statement.

BASE SALARIES

     Base salaries are determined by reference to an individual's salary grade and corresponding salary range. Several factors are considered in determining the appropriate salary grade for a particular officer, including level of responsibility, prior experience and accomplishments and the relative importance of the job in terms of achieving corporate objectives. Among the factors considered in determining the appropriate salary within a particular salary range are the experience and performance of the executive.

     The individual salaries of executive officers are reviewed annually by the Committee which strives to maintain base salaries at or below general industry medians. The CEO's base salary of $275,000 was established on the basis of the above mentioned factors.

ANNUAL INCENTIVE PLAN

     Employees of the Company are eligible for an annual cash bonus under the 1996 Short-Term Incentive Plan (the "Short-Term Plan"). The Short-Term Plan consists of two parts, the Key Executive Incentive Plan ("KEIP") Program and the Management by Objective ("MBO") Program.

     Under the KEIP Program, employees selected by the Compensation Committee will have the opportunity to receive a cash incentive award based on the attainment of KEIP Program Goals established by the Compensation Committee for the Performance Period (the fiscal year of the Company). The KEIP Program also permits participants to be selected, and KEIP Program Goals to be established for those participants, by the Executive Vice President - Administration and the CEO. The KEIP Program Goals are based on one or more of the following elements, as determined by the Compensation Committee: (i) Company income and (ii) achievement of various strategic and operating goals. The KEIP Program Goals are to be established, and may be revised, by the Compensation Committee, provided that such establishment or revision may occur not later than 90 days after the beginning of the Performance Period (but in no event after 25% of the Performance Period has elapsed, and while the outcome as to the goals is substantially uncertain). Participants may earn a maximum of 150% of the target amount with a maximum payout of $500,000. If actual results fall short of the KEIP program for any Performance Period, awards will be less than the target amount. Total cash compensation (salary plus target bonus) for executive officers and the CEO is set at approximately general industry medians.

     Employees selected by the Compensation Committee, or selected by the CEO (or by such officer's designees) from among groups designated by the Compensation Committee, will participate in the MBO Program. Each MBO Program participant will have the opportunity to receive a cash incentive award based on the attainment of MBO Program Goals established by the participant's direct supervisor in consultation with the participant. The MBO Program Goals for any participant may be revised by the participant's supervisor to take into account changes that render the achievement moot, inconsistent with applicable objectives, unreasonable or undesirable, or take account of circumstances not within the control of or area of responsibility of the participant. The amount of the incentive award which may be paid to a participant under the MBO Program will be established by the Compensation Committee, or by the CEO (or by such officer's designees) from within a range established by the Compensation Committee. Under the MBO Program, a participant shall be entitled to up to 100% of the designated bonus amount, based on the extent to which the MBO Program Goals are met.

     The CEO is eligible for the Short-Term Plan. His target amount for fiscal 1996 was $200,000. Based on the Company's performance, a bonus of $42,340 was earned.

STOCK OPTIONS

     The Compensation Committee is responsible for administering the Company's stock option program, including individual stock option grants to officers and aggregate grants to all plan participants. Under the 1996 Long-Term Incentive Plan (the "Incentive Plan"), option exercise prices are not less than 100% of the stock fair market value on the date of grant. Thus, the value of the stockholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years. The options typically vest in one-third increments at the end of the second, third, and fourth years.

     In April of 1996 in conjunction with the Company's initial public offering, the Compensation Committee recommended and the Board of Directors granted nonqualified stock options under the Incentive Plan to all executive officers, as well as certain other employees. The grants made to each executive and employee were based on comparisons to an Internet industry peer group, and attempted to provide comparable total compensation to CompuServe employees, as well as lock in the current management team.

     At the same time, CompuServe (replacement) options were granted to employees with outstanding H&R Block options. The number of CompuServe options issued were equivalent in number to the employee's outstanding H&R Block options.

POLICY OF DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders.

     The Compensation Committee does not presently expect total cash compensation payable for base salaries and The Short-Term Plan to exceed the $1 million limit for any individual executive. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with the Peer Group, the Company's compensation philosophy, and the Company's best interests. Gain from option exercises under The Incentive Plan would be considered performance-based and hence not subject to the deduction limit.

                                          Henry F. Frigon, Chairman
                                          Edward E. Lucente
                                          Roger W. Hale
                                          Morton I. Sosland

                            APPOINTMENT OF AUDITORS
                           (ITEM 2 ON FORM OF PROXY)

     Deloitte & Touche LLP has audited the accounts of the Company and its predecessor since 1980. It has offices or affiliates convenient to most of the Company's operations in the United States and other countries and is considered to be well qualified. The Board of Directors has appointed such firm as the Company's independent auditors for the year ending April 30, 1997 and recommends that the stockholders ratify such appointment. Representatives of Deloitte & Touche LLP expect to attend the annual meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by the stockholders.

     PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

                             STOCKHOLDER PROPOSALS

     Recommendations for nominees to be elected to the Board of Directors and proposals of stockholders intended to be presented at the next annual meeting scheduled to be held not earlier than September 1, 1997 must be submitted in writing to the Secretary of the Company, CompuServe Corporation, 5000 Arlington Centre Boulevard, Columbus, Ohio 43220. Stockholder proposals must be received by the Secretary no later than May 4, 1997 in order to be included in next year's proxy statement and form of proxy.

                            SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees of the Company, personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of shares of Common Stock through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. Corporate Investor Communications, Inc. has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $6,000, plus out-of-pocket expenses.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

                                          By Order of the Board of Directors

                                          STEPHEN M. HEATON
                                          Secretary

February 27, 1997

PROXY                                                                      PROXY
                            COMPUSERVE CORPORATION
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--MARCH 21, 1997

                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                 BOARD OF DIRECTORS OF COMPUSERVE CORPORATION

The undersigned hereby appoints Lawrence A. Gyenes, Herbert J. Kahn and Stephen P. Heaton, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of common stock, par value $0.01 per share, of CompuServe Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of CompuServe Corporation, on March 21, 1997 at 9:00 A.M., and at any adjournments thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE

                (Continued and to be signed on reverse side.)


--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

1.  ELECTION OF DIRECTORS:
    Nominees: Frank L. Sallzzoni and Morton I. Sosland.
    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and write that nominee's name in the space provided below.)
                                            For          Withhold      For All
                                            All            All         Except
                                            [ ]            [ ]           [ ]
    ______________________________________

2. Ratification of the appointment of Deloitte & Touche LLP as the company's independent auditors for the year ending April 30, 1997.

                                            For          Against       Abstain
                                            [ ]            [ ]           [ ]

I PLAN TO ATTEND MEETING                    [ ]

COMMENTS / ADDRESS CHANGE
To change your address, please mark this box and correct below.          [ ]

______________________________________

______________________________________


If no direction is made, this proxy will be voted for Items 1 and 2.


                                            Dated: _____________________, 1997

Signature ____________________________________________________________________

______________________________________________________________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

                      --     FOLD AND DETACH HERE     --

                            YOUR VOTE IS IMPORTANT.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE